EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	September 30, 2008	September 30, 2007

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,350,670,034	1,371,371,419

Add - Incremental shares under stock compensation plans	26,232,372	27,225,919
Add - Incremental shares associated with Accelerated Share Repurchase agreements	—	3,831,369
Add - Incremental shares associated with convertible notes	—	1,638,674
Add - Incremental shares associated with contingently issuable shares	2,179,885	1,690,554
Number of shares on which diluted earnings per share is calculated	1,379,082,291	1,405,757,935

Income from continuing operations (millions)	$2,824	$2,362

Loss from discontinued operations (millions)	—	(1)

Net income from total operations on which basic earnings per share is calculated (millions)	$2,824	$2,361

Income from continuing operations (millions)	$2,824	$2,362

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	2,824	2,362

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	—	(1)
Net income on which diluted earnings per share is calculated (millions)	$2,824	$2,361

Earnings per share of common stock:

Assuming dilution
Continuing operations	$2.05	$1.68
Discontinued operations	—	(0.00)
Total	$2.05	$1.68

Basic
Continuing operations	$2.09	$1.72
Discontinued operations	—	(0.00)
Total	$2.09	$1.72

Stock options to purchase 17,270,010 shares and 23,260,774 shares were outstanding as of September 30, 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Nine Months Ended
	September 30, 2008	September 30, 2007

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,366,650,866	1,436,016,716

Add - Incremental shares under stock compensation plans	24,760,066	22,611,163
Add - Incremental shares associated with Accelerated Share Repurchase agreements	—	1,277,123
Add - Incremental shares associated with convertible notes	—	1,816,254
Add - Incremental shares associated with contingently issuable shares	1,655,741	1,401,722
Number of shares on which diluted earnings per share is calculated	1,393,066,673	1,463,122,978

Income from continuing operations (millions)	$7,907	$6,467

Loss from discontinued operations (millions)	—	(1)

Net income from total operations on which basic earnings per share is calculated (millions)	$7,907	$6,466

Income from continuing operations (millions)	$7,907	$6,467

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	7,907	6,467

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	—	(1)

Net income on which diluted earnings per share is calculated (millions)	$7,907	$6,466

Earnings per share of common stock:

Assuming dilution
Continuing operations	$5.68	$4.42
Discontinued operations	—	(0.00)
Total	$5.68	$4.42

Basic
Continuing operations	$5.79	$4.50
Discontinued operations	—	(0.00)
Total	$5.79	$4.50

Stock options to purchase 25,094,144 shares and 70,788,648 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2008 and 2007, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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